CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-151790 (Investment Company Act of 1940 file No. 811-04633) on Form N-6 of our report dated April 18, 2008, relating to the financial statements of Sun Life (N.Y.) Variable Account D appearing in the Sun Prime Survivorship Variable Universal Life Certificate Statement of Additional Information, which is part of the registration statement filed with the Securities and Exchange Commission on September 5, 2008 and is incorporated by reference within this Registration Statement, and to the use of our report dated April 18, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the provisions of the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109,” effective January 1, 2007, as described in Note 1), relating to the consolidated financial statements of Sun Life Insurance and Annuity Company of New York, also appearing in such Statement of Additional Information, which is part of the registration statement filed with the Securities and Exchange Commission on September 5, 2008 and is incorporated by reference within this Registration Statement.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 26, 2008